Exhibit 99.1

PRESS RELEASE

For Immediate Release:	Contact: Mollie Condra, Ph.D. Vice President, Investor Relations & Communications HealthStream, Inc. (615)-301-3237 Mollie.condra@healthstream.com

HealthStream Agreements with Laerdal Medical

Expected to Conclude on December 31, 2018

Nashville, Tenn. (June 26, 2017)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, today announced Laerdal Medical A/S, a Norwegian company (“Laerdal”), has ended renewal negotiations for the agreements with HealthStream regarding the HeartCode and Resuscitation Quality Improvement (RQI) products.

Highlights:

•	Current agreements expire on December 31, 2018; HealthStream will continue selling and servicing current resuscitation products through that period.

•	No impact on previously stated full-year 2017 financial guidance.

•	HealthStream is committed to resuscitation solutions for the long-term—and will, in January 2019, introduce competition and choice with disruptive, lower-cost, guideline-compliant resuscitation programs.

•	HealthStream launches Awards Program to recognize quality, innovation, and cost containment in resuscitation by hospitals and health systems.

Terms of Agreements through December 31, 2018

Laerdal provided notice that, upon the December 31, 2018 expiration of its existing agreements with HealthStream regarding the HeartCode and Resuscitation Quality Improvement (RQI) products, Laerdal does not intend to continue these existing agreements or enter into new agreements with HealthStream in relation to such products.

HealthStream’s Joint Marketing and Licensing Agreements with Laerdal for HeartCode and for RQI, respectively, remain unaltered and continue in effect through December 31, 2018. Up to that expiration date, HealthStream retains the right to offer HeartCode and RQI licenses that extend, and correspondingly generate revenue, through December 31, 2020. HealthStream retains exclusivity of RQI sales to its existing customer network through the agreement expiration date of December 31, 2018 and is prohibited from selling substantially similar products to HeartCode and RQI during that time.

HealthStream expects to continue selling HeartCode and RQI for the next 18 months and will provide uninterrupted support and excellent service to all of its HeartCode and RQI customers for the duration of their current and renewed contracts through December 31, 2020.

PRESS RELEASE

Financial Overview

Although sales of the HeartCode and RQI products have been strong over the past several years, margins on such products are lower than HealthStream’s average margin. During the twelve months ended March 31, 2017, HeartCode generated approximately $37.8 million of revenue and RQI generated approximately $1.9 million of revenue.

The announcement today of the expected conclusion of HealthStream’s agreements with Laerdal does not affect HealthStream’s previously stated financial guidance for 2017.

Bringing Choice to Customers in January 2019

Robert A. Frist, Jr., chief executive officer, HealthStream, said, “We believe disruptive resuscitation technologies and innovation should drive quality up and cost down for our healthcare customers. We are in active negotiations to bring several disruptors that would deliver lower-cost, guideline-compliant resuscitation programs to our customers in January 2019.”

“As we serve thousands of hospitals and health systems on a daily basis, HealthStream’s role includes bringing choice and competition to the marketplace on their behalf. We have, for example, already successfully brought a wide selection of training options to customers in other solution areas, including two of the top three leading brands in clinical skills development. We are extending this approach to resuscitation solutions.”

Awards Program for Quality, Innovation, & Cost Containment in Resuscitation Launched

To support our long-term commitment to hospitals and providing quality, innovative resuscitation programs, HealthStream is launching an Awards Program for quality, innovation, and cost containment in resuscitation. The awards will be given to hospitals that demonstrate outstanding, cost-efficient innovation in resuscitation programs. The first award recipient will be recognized in the third quarter of 2017. To learn more about the Award Program, go to: http://www.healthstream.com/community/awards-of-excellence-2017.

“We are committed to making the next 10 years a period of great improvement in the quality of resuscitation,” said CEO Frist. “We believe the forces of competition, choice, and disruptive technologies will drive that movement so that quality improvement can become more affordable.”

About HealthStream

HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.6 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; Chicago, Illinois; and San Diego, California. For more information, visit http://www.healthstream.com or call 800-933-9293.

PRESS RELEASE

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2017, statements in relation to anticipated developments associated with the expiration of HealthStream’s existing agreements with Laerdal regarding the HeartCode and RQI products, and statements regarding the anticipated introduction of new partners and products following the expiration of these agreements with Laerdal, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized or that the expectations of the Company reflected in such forward-looking statements will ultimately occur. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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